Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2015

Highlights

•	Acquired re-performing residential and small balance commercial mortgage loans with aggregate unpaid principal balance (“UPB”) of $91.8 million for total purchase price of $66.8 million at an average price to UPB approximately equal to 72.9%

•	At September 30, 2015 owned a portfolio of 2,965 mortgage loans with aggregate UPB of $679.2 million and 64 properties

•	Net interest income of $10.6 million and $24.9 million for the three months and nine months ended September 30, 2015, respectively, compared to $2.3 million for the period from commenced operations (July 8, 2014) through September 30, 2014

•	Net income attributable to common stockholders of $7.6 million and $16.7 million for the three and nine month periods, respectively, compared to $1.0 million for the period from commenced operations (July 8, 2014) through September 30, 2014

•	GAAP net income of $0.50 per diluted share and $1.15 per diluted share for the three and nine months ended September 30, 2015, respectively, compared to $0.13 per diluted share for the period from commenced operations (July 8, 2014) through September 30, 2014

•	Taxable net income for the three and nine months ended September 30, 2015 of $0.11 per diluted share and $0.46 per diluted share, respectively, compared to $0.02 for the period from commenced operations (July 8, 2014) though September 30, 2014

New York, NY— November 2, 2015 — Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter and the nine months ended September 30, 2015. We focus primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and commercial properties and, to a lesser extent, single-family properties. Since we commenced operations in July 2014, our results of operations for the quarter ended September 30, 2014 reflect our results for a partial period only. As a result, a comparison of the results of operations between the 2014 and the 2015 periods may not be comparable and is not indicative of the expected period to period variations. For the three and nine month periods ended September 30, 2015, we had revenues of $10.8 million and $25.6 million, respectively, and net income attributable to common stockholders of $7.6 million and $16.7 million, respectively. For the period from commenced operations (July 8, 2014) through September 30, 2014, we had revenues of $2.3 million, and net income attributable to common stockholders of $1.0 million. Net income per diluted share for the three and nine months ended September 30, 2015 was $0.50 and $1.15, respectively, compared to net income per diluted share for the period from date of commenced operations (July 8, 2014) through September 30, 2014 of $0.13. Our average daily cash balance during the quarter ended September 30, 2015 was $53.1 million, and the average daily carrying values for our re-performing mortgage loans (“RPLs”) and non-performing mortgage loans (“NPLs”) were $397.2 million and $75.2 million, respectively. For the period from commenced operations (July 8, 2014) through September 30, 2014, our average daily cash balance was $65.0 million and the average daily carrying values for our RPLs and NPLs were $34.1 million and $1.8 million, respectively. During the quarter ended September 30, 2015, we acquired 385 residential RPLs secured by single and one-to-four family residences with an aggregate UPB of $88.4 million. The aggregate purchase price for these residential RPLs was $64.1 million, representing 72.6% of UPB. The purchase price equaled 62.0% of the estimated market value of the underlying collateral of $103.3 million. We also acquired eight small balance commercial (“SBC”) RPLs with an aggregate UPB of $3.4 million. The aggregate purchase price for these SBC RPLs was $2.7 million, representing 80.7% of UPB. The purchase price equaled 54.1% of the estimated market value of the underlying collateral of $5.0 million. Mortgage loans purchased during the quarter and held as of quarter end were on our balance sheet for a weighted average of 42.1 days of the quarter. Our average assets during the quarter were $549.3 million and our average equity was $230.7 million. At quarter end, our total assets were $565.6 million and total equity was $233.1 million, compared to total assets of $501.8 million and total equity of $228.5 million at June 30, 2015, and total assets of $272.8 million and total equity of $171.3 at December 31, 2014.

As of the quarter end, of the 2,965 loans in our portfolio, 83.4% were re-performing loans and 16.6% were non-performing loans based on UPB. As of the quarter end, our portfolio of mortgage-related assets consisted of the following:

Portfolio as of September 30, 2015(1)

No. of Loans	2,965
Total UPB	$679,231,350
Interest-Bearing Balance	$633,210,165
Deferred Balance(2)	$46,021,185
Market Value of Collateral(3)	$759,436,420
Price/Total UPB(3)	73.1%
Price/Market Value of Collateral	65.6%
Weighted Average Coupon(4)	4.52%
Weighted Average LTV(5)	104.5%
Weighted Average Remaining
Term (as of September 30, 2015)	317.8
No. of first liens	2,943
No. of second liens	22
No. of Rental Properties	2
Market Value of Rental Properties	$144,900
Capital Invested	$122,199
Price/Market Value of Rental Properties	84.3%
Gross Rent/Month	$2,100
No. Other REO	62
Market Value of Other REO	$12,596,070

(1)	Information reflects one loan in which we hold a 40.5% beneficial interest through an equity method investee and two loans in which we have a 95% Participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states.

(2)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at the time of maturity.

(3)	As of acquisition date.

(4)	Our loan portfolio consists of fixed rate (48.6% of UPB), ARM (17.3% of UPB) and Hybrid ARM (34.1% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(5)	UPB as of September 30, 2015 divided by market value of collateral as of acquisition date and weighted by the UPB of the loan.

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Subsequent Events

On October 27, 2015, our board of directors declared a dividend of $0.24 per share, which will be payable on November 27, 2015 to stockholders of record as of November 13, 2015.

Subsequent to quarter end we completed our fifth securitization, which closed on October 30, 2015. An aggregate of $82.0 million of senior securities and $13.0 million of subordinated securities were issued in a private offering with respect to $130.1 million UPB of mortgage loans. Approximately 84.9% of these mortgage loans were RPLs and approximately 15.1% were NPLs based on UPB. Net proceeds from the sale of the senior securities provided leverage of approximately 2.8 times the related equity.

During October 2015, we completed the acquisition of 28 RPLs secured by single and one-to-four family residences with aggregate UPB of $4.6 million. The loans were acquired at 79.3% of UPB and the estimated market value of the underlying collateral is $6.7 million. The purchase price equaled 54.6% of the estimated market value of the underlying collateral.

In addition, we have agreed to acquire, subject to due diligence, 309 mortgage loans with aggregate UPB of $48.4 million in nine transactions from seven different sellers. RPLs represent aggregate UPB of $47.9 million with a $35.9 million purchase price and NPLs represent aggregate UPB of $0.5 million with a $0.3 million purchase price. The purchase price for these mortgage loans is expected to aggregate to $36.2 million and represents 62.9% and 50.0% of the estimated market value of the underlying collateral for RPLs and NPLs, respectively. While these acquisitions are expected to close by November 30, 2015, there can be no assurance that these acquisitions will close or that the terms may not change.

On October 27, 2015, we entered into an amended and restated management agreement (the “Amended and Restated Agreement”) with Thetis Asset Management LLC (the “Manager”), which amended the method of payment of the Base Management Fee and Manager’s Incentive Fee to be payable in cash and shares of the Company’s common stock (the “Common Stock”) retroactive to July 1, 2015.  The initial $1 million of the quarterly Base Management Fee will be payable 75% in cash and 25% in shares of Common Stock.  Any amount of the Base Management Fee in excess of $1 million will be payable in shares of Common Stock until the total payment of the fee is 50% in cash and 50% in shares (the “50/50 split”).  Any remaining amount of the quarterly Base Management Fee after the 50/50 split threshold is reached will be payable in equal amounts of cash and shares of Common Stock.  As for the Manager’s Incentive Fee, in the event that the payment of the quarterly Base Management Fee has not reached the 50/50 split, all of the Incentive Fee will be payable in shares of Common Stock until the 50/50 split occurs.  In the event that the total payment of the quarterly Base Management Fee and the Incentive Fee has reached the 50/50 split, 20% of the remaining Incentive Fee is payable in shares of Common Stock and 80% of the remaining Incentive Fee is payable in cash.

Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, November 2, 2015 to review our financial results for the quarter and the nine months ended September 30, 2015. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

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About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2014 filed with the SEC and in our other filings with the SEC, including our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, and when filed, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn

Chief Executive Officer

or

Glenn J. Ohl

Chief Financial Officer

glenn@great-ajax.com

503-505-5670

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except share and per share amounts)

(unaudited)

	Periods ended September 30, 2015		Period from commenced operations (July 8, 2014 through
	Three months ended	Nine months ended	September 30, 2014)
INCOME:
Loan interest income	$14,440	$32,116	$2,266
Interest expense	(3,849)	(7,192)	-
Net interest income	10,591	24,924	2,266

Other income	217	663	25
Total income	10,808	25,587	2,291

EXPENSE:
Related party expense - management fee	861	2,464	439
Related party expense - loan servicing fees	1,196	2,703	157
Loan transaction expense	310	1,299	129
Professional fees	278	1,019	200
Other expense	230	679	142
Total expense	2,875	8,164	1,067

Income before provision for income tax	7,933	17,423	1,224
Provision for income tax	8	24	-
Consolidated net income	7,925	17,399	1,224
Less: consolidated net income attributable to noncontrolling interests	311	709	228
Consolidated net income attributable to common stockholders	$7,614	$16,690	$996
Basic earnings per common share	$0.50	$1.15	$0.13
Diluted earnings per common share	$0.50	$1.15	$0.13
Weighted average shares - basic	15,273,818	14,514,907	7,762,963
Weighted average shares - diluted	15,926,052	15,180,350	8,207,705

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share and per share amounts)

(unaudited)

	September 30, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$28,507	$53,099
Mortgage loans, net(1)	510,594	211,159
Property held-for-sale	9,168	1,316
Rental property, net	121	290
Receivable from servicer	6,458	1,340
Investment in affiliate	2,532	2,237
Prepaid expenses and other assets	8,218	3,317
Total Assets	$565,598	$272,758

LIABILITIES AND EQUITY

Liabilities:
Secured borrowings(1)	$197,836	$84,679
Borrowings under repurchase agreement	130,798	15,249
Management fee payable	646	258
Accrued expenses and other liabilities	3,209	1,292
Total liabilities	332,489	101,478

Equity:
Preferred stock $.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $.01 par value; 125,000,000 shares authorized, 15,285,528 shares issued and outstanding, and 11,223,984 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	152	112
Additional paid-in capital	211,595	158,951
Retained earnings	11,530	2,744
Equity attributable to common stockholders	223,277	161,807
Noncontrolling interests	9,832	9,473
Total equity(2)	233,109	171,280
Total Liabilities and Equity	$565,598	$272,758

(1)     Mortgage loans includes $291,314 and $127,559 of loans transferred to securitization trusts at September 30, 2015 and December 31, 2014, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).

(2)     Net book value per diluted share was $14.64 and $14.43 at September 30, 2015 and December 31, 2014, respectively.

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